Exhibit 3.13

State of Delaware Secretary of State Division of Corporations Delivered 10:11 PM 11/20/2009 FILED 08:00 PM 11/20/2009 SRV 091038248 – 4756268 FILE

CERTIFICATE OF FORMATION

OF

SG KW VENTURE I MANAGER LLC

1. The name of the limited liability company is SG KW VENTURE I MANAGER LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. (Insert any other matters the members determine to include herein.

For example, if the LLC is to have a specific effective date of dissolution, set forth as an additional item: “The latest date on which the limited liability company is to dissolve is                     .”

If a later effective date is desirable, set forth as an additional item: “This Certificate of Formation shall be effective on November 20, 2009.”)

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of SG KW VENTURE I MANAGER LLC this 20th day of November, 2009.

/s/ Freeman Lyle
Freeman Lyle, President K-W Properties